Exhibit 99.2

Immix Biopharma Announces Pricing of $15 Million Public Offering of Common Stock

LOS ANGELES, February 5, 2024 — Immix Biopharma, Inc. (“ImmixBio”, “Company”, “We” or “Us” or “IMMX”), a clinical-stage biopharmaceutical company pioneering personalized therapies for oncology and immunology, today announced that it has priced an underwritten public offering of 5,535,055 shares of its common stock at an offering price of $2.71 per share of common stock. ImmixBio has granted the underwriters a 30-day option to purchase up to 783,970 additional shares of its common stock sold in the offering on the same terms and conditions. The Company expects to close the offering on February 8, 2024, subject to the satisfaction of customary closing conditions.

Titan Partners Group, a division of American Capital Partners, is acting as sole book-running manager for the offering.

The gross proceeds to the Company from the offering are expected to be approximately $15 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from this offering for NXC-201 clinical trials, working capital and general corporate purposes.

The offering is being made pursuant to an effective “shelf” registration statement on (File No. 333-269100) previously filed with the Securities and Exchange Commission (the “SEC”) on January 3, 2023, and declared effective by the SEC on January 11, 2023. The securities may be offered only by means of a prospectus. A preliminary prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering has been filed with the SEC. Copies of the preliminary prospectus supplement and the accompanying prospectus, and when available, copies of the final prospectus supplement and the accompanying prospectus relating to the offering, may be obtained by visiting the SEC’s website at www.sec.gov or by contacting Titan Partners Group LLC, a division of American Capital Partners, LLC, 4 World Trade Center, 29th Floor, New York, New York 10007, by phone at (929) 833-1246 or by email at info@titanpartnersgrp.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Immix Biopharma, Inc.

Immix Biopharma, Inc. is a clinical-stage biopharmaceutical company developing cell therapies in autoimmune disease. The Company’s lead cell therapy asset is CAR-T NXC-201 for autoimmune disease, relapsed/refractory AL Amyloidosis, and relapsed/refractory multiple myeloma, currently being evaluated in an ongoing Phase 1b/2a NEXICART-1 (NCT04720313) clinical trial.

Forward-Looking Statements

This press release contains forward-looking statements under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding ImmixBio’s expectations on the timing and completion of the offering and the anticipated use of proceeds therefrom. The offering is subject to customary closing conditions and there can be no assurance as to whether or when the offering may be completed. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially, including those risks disclosed under the caption “Risk Factors” in the preliminary prospectus supplement related to the offering. These forward-looking statements speak only as of the date hereof. ImmixBio disclaims any obligation to update these forward-looking statements, except as required by applicable law.

Contact Information

Mike Moyer

LifeSci Advisors

mmoyer@lifesciadvisors.com

Company Contact

irteam@immixbio.com